Exhibit 99.1

PC Connection, Inc. Reports Preliminary Fourth Quarter and Full Year Results

Earnings Subject to Potential Goodwill Impairment Adjustment

MERRIMACK, N.H.--(BUSINESS WIRE)--February 5, 2009--PC Connection, Inc. (NASDAQ: PCCC):

FOURTH QUARTER SUMMARY:	FULL YEAR SUMMARY:

Net sales: $439.1 million, down 10% y/y	Net sales: $1,753.7 million, down 2% y/y
Gross margin: 11.8%	Gross margin: 12.3%
Preliminary net income: $1.9 million	Preliminary net income: $15.0 million
Preliminary diluted earnings per share: $.07 per share	Preliminary diluted earnings per share: $.56 per share

PC Connection, Inc. (NASDAQ: PCCC), a leading direct marketer of information technology (IT) products and services, today announced preliminary results for the quarter ended December 31, 2008. Net sales for the three months ended December 31, 2008 decreased by $50.5 million, or 10.3%, to $439.1 million from $489.6 million for the three months ended December 31, 2007. Preliminary net income for the quarter was $1.9 million, or $.07 per share, compared to $6.2 million, or $.23 per share, for the corresponding prior year quarter.

The three-month periods ended December 31, 2008 and 2007 included special charges that reduced earnings and earnings per share. In the fourth quarter of 2008, the Company’s small- and medium-sized business (SMB) segment incurred a preliminary special charge of $1.2 million related to a non-cash goodwill impairment adjustment, which represented the entire goodwill balance for this reporting unit. In the fourth quarter of 2007, the Company’s large account segment incurred a special charge of $0.5 million related to management restructuring. Had these charges not been incurred, pro forma net income for the quarter ended December 31, 2008 would have been $2.7 million, or $.10 per share, compared to $6.5 million, or $.24 per share, for the quarter ended December 31, 2007. A reconciliation between preliminary net income on a GAAP basis and pro forma net income is provided in a table below immediately following the Consolidated Income Statements.

Due to the economic downturn and the subsequent decline in the market value of the Company’s stock, management is performing a goodwill impairment assessment as required by Statement of Financial Accounting Standards No. 142, "Goodwill and Other Intangible Assets." The Company has not yet completed its review of the goodwill attributed to its public sector and large account segments. The completion of this review may result in an additional non-cash impairment charge, which could be material and would decrease the Company’s reported preliminary GAAP net income and earnings per share for the fourth quarter and the year 2008. The review is expected to be completed and the additional charge, if any, determined prior to the Company’s filing of its Annual Report on Form 10-K for the year ended December 31, 2008. Total goodwill at December 31, 2008 attributed to the public sector and large account segments aggregated $55.7 million.

The Company’s effective income tax rate for the quarter ended December 31, 2008 was 57.2%, compared to 37.8% for the corresponding prior year quarter. The increase was due primarily to an increase in valuation allowances associated with certain state tax credits which reduced earnings per share by $0.02.

Net sales for the year ended December 31, 2008 decreased by $31.7 million, or 1.8%, to $1,753.7 million from $1,785.4 million for the year ended December 31, 2007. Preliminary net income for the year ended December 31, 2008 was $15.0 million, or $.56 per share, compared to $23.0 million, or $.85 per share, for the year ended December 31, 2007. Both 2008 and 2007 included special charges that reduced earnings and earnings per share. Had these charges not been recorded, pro forma net income for the year ended December 31, 2008 would have been $16.7 million, or $.62 per share, compared to $23.3 million, or $.86 per share, for the year ended December 31, 2007. Preliminary net income and earnings per share for the year ended December 31, 2008 are subject to a potential non-cash goodwill impairment adjustment, as noted above. A reconciliation between preliminary net income on a GAAP basis and pro forma net income is provided in a table below immediately following the Consolidated Income Statements.

Quarterly Sales Comparisons by Business Segment:

  Net sales for the SMB segment decreased by 14.7% to $225.1 million compared to the fourth quarter of 2007. Corporate outbound sales within the segment declined year over year, offsetting increased consumer web sales. Approximately half of this year’s decrease resulted from lower sales of Video products from three customers.
  Net sales for MoreDirect, Inc., the Company’s Large Account segment, decreased by 19.5% to $113.4 million compared to the fourth quarter of 2007. MoreDirect’s revenues continue to be impacted by declines in spending by its larger enterprise customers.
  Net sales for GovConnection, Inc., the Company’s Public Sector segment, increased by $15.6 million, or 18.4%, to $100.6 million compared to the fourth quarter of 2007. Increased customer acquisitions and strong federal government contract sales accounted for most of this double-digit increase.

Quarterly Sales by Product Mix:

  Net/Com Product sales increased 24% year over year, accounting for 12% of net sales in the fourth quarter of 2008 compared to 9% of net sales for the corresponding prior year period. We experienced year-over-year growth for this category in all business segments and with several strategic vendor partners.
  Sales of Notebooks and PDAs decreased 9% year over year, accounting for 15% of net sales in both fourth quarters of 2008 and 2007. Notebook units’ sales increased slightly year over year but were impacted by a decline in average selling prices.
  Video, Imaging and Sound sales decreased 21% year over year, accounting for 15% of net sales in the fourth quarter of 2008 compared to 18% for the corresponding prior year quarter.
  Accessories/Other sales increased 4% year over year, accounting for 12% of net sales in the fourth quarter of 2008 compared to 10% for the corresponding prior year quarter. The fastest growing products within this category were power management and point-of-sales equipment.

Gross profit dollars totaled $51.9 million in the fourth quarter of 2008, representing a 10% decline from the corresponding period a year ago and reflecting lower volumes. Gross profit margin, as a percentage of net sales, increased 10 basis-points year over year to 11.8% in the fourth quarter of 2008. Higher invoice product margins and increased vendor consideration offset lower agency fee revenues in the fourth quarter of 2008.

Overall annualized sales productivity decreased 14% in the fourth quarter of 2008 compared to the fourth quarter of 2007. Sales productivity in our Large Account segment decreased 16% year over year. Sales productivity in our SMB segment decreased 15% year over year. Sales productivity in our Public Sector segment decreased 5% year over year primarily due to the hiring of sales representatives late in the quarter. On a consolidated basis, the total number of sales representatives was 712 at December 31, 2008, compared to 683 at December 31, 2007.

Total selling, general and administrative expenses for the quarter decreased year over year by $0.6 million, or 1%, but increased as a percentage of net sales to 10.5% for the fourth quarter of 2008 from 9.5% for the fourth quarter of 2007. Lower variable compensation associated with reduced sales levels contributed to the dollar decline in SG&A expenses. The fourth quarter of 2008 was negatively impacted by a $0.6 million charge related to a fixed asset disposal. The year-over-year rate increase was primarily attributable to lower sales volumes as the weaker demand environment adversely affected such expenses as a percentage of net sales. Management implemented a number of cost reduction initiatives in the third quarter and continues to review operating expenses to adjust for changes in revenues.

Patricia Gallup, Chairman and Chief Executive Officer said, “Our results for the quarter reflected the decline in demand for IT products. Customers are taking a wait-and-see attitude toward IT spending as they try to determine what their own demand, technology budgets, and staffing levels will be for the year. Nonetheless, our customers rely on us to provide them with the advanced technology solutions they need to help them run their operations more effectively. Our ability to offer valued services in concert with the industry’s leading brand-name products gives us confidence PC Connection will continue to stand out as an industry leader."

About PC Connection, Inc.

PC Connection, Inc., a Fortune 1000 company, has three sales subsidiaries: PC Connection Sales Corporation, MoreDirect, Inc., and GovConnection, Inc., headquartered in Merrimack, NH, Boca Raton, FL, and Rockville, MD, respectively. All three companies can deliver custom-configured computer systems overnight. Investors and media can find more information about PC Connection, Inc. at http://ir.pcconnection.com.

PC Connection Sales Corporation (1-800-800-5555), the original business of PC Connection, Inc. serving the small- and medium-sized business sector (SMB), is a rapid-response provider of information technology (IT) products and services. It offers more than 150,000 brand-name products through its staff of technically trained sales account managers and catalog telesales representatives, catalogs, and publications, and its website at www.pcconnection.com. The subsidiary serves the Apple/Macintosh community through its MacConnection division (1-800-800-2222), which also publishes specialized catalogs and is online at www.macconnection.com.

MoreDirect, Inc. (561-237-3300), www.moredirect.com, provides corporate technology buyers with a comprehensive web-based e-procurement solution and in-depth IT supply-chain expertise, serving as a one-stop source by aggregating more than 300,000 products from the inventories of leading IT wholesale distributors and manufacturers. MoreDirect’s TRAXX™ system is a seamless end-to-end interface that empowers clients to electronically source, evaluate, compare prices, and track related technology product purchases in real-time.

GovConnection, Inc. (1-800-800-0019) is a provider of IT products and services to federal, state, and local government agencies and educational institutions through specialized account managers, catalogs, and publications, and online at www.govconnection.com.

“Safe Harbor” Statement Under the Private Securities Litigation Reform Act of 1995: This release contains forward-looking statements that are subject to risks and uncertainties, including, but not limited to, the impact of changes in market demand and the overall level of economic activity and environment, completion and valuation of any goodwill impairment, or in the level of business investment in information technology products, competitive products and pricing, product availability and market acceptance, new products, fluctuations in operating results, and the ability of the Company to hire and retain essential personnel, and other risks that could cause actual results to differ materially from these detailed under the caption “Risk Factors” in the Company’s Quarterly Report on Form 10-Q filed with the Securities and Exchange Commission for the quarter ended September 30, 2008. More specifically, the statements in this release concerning the Company’s outlook for 2009 and the statements concerning the Company’s gross margin percentage, productivity, and selling and administrative costs and other statements of a non-historical basis (including statements regarding implementing strategies for future growth and the ability of the Company to improve sales productivity) are forward-looking statements that involve certain risks and uncertainties. Such risks and uncertainties include the ability to realize market demand for and competitive pricing pressures on the products and services marketed by the Company, the continued acceptance of the Company's distribution channel by vendors and customers, continuation of key vendor and customer relationships and support programs and the ability of the Company to hire and retain qualified sales representatives and other essential personnel. Except for the reporting of any adjustments required upon completion of its goodwill impairment review, the Company assumes no obligation to update the information in this press release or revise any forward-looking statements, whether as a result of any new information, future events, or otherwise.

CONSOLIDATED SELECTED FINANCIAL HIGHLIGHTS
At or for the Three Months Ended December 31,	2008		2007
(Dollars and shares in thousands, except operating data, price/earnings ratio, and per share data)		% of Net Sales		% of Net Sales	% Change

Operating Data:
Net sales	$439,113		$489,607		(10%)
Diluted earnings per share	$.07		$.23		(70%)

Gross profit margin	11.8%		11.7%
Operating margin	1.0		2.1
Return on equity (1)	3.3		11.2

Catalogs distributed	3,126,000		3,563,000		(12%)
Orders entered (2)	361,800		367,100		(1)
Average order size (2)	$1,330		$1,515		(12)

Inventory turns (1)	20		21
Days sales outstanding	45		43

Product Mix:
Notebooks & PDAs	$66,553	15%	$72,962	15%	(9%)
Video, Imaging & Sound	68,114	15	$86,657	18	(21)
Desktops/Servers	53,736	12	64,984	13	(17)
Software	56,102	13	63,511	13	(12)
Net/Com Products	51,126	12	41,281	9	24
Storage Devices	37,940	9	45,383	9	(16)
Printers & Printer Supplies	36,713	8	44,118	9	(17)
Memory & System Enhancements	16,741	4	20,525	4	(18)
Accessories/Other	52,088	12	50,186	10	4
Total	$439,113	100%	$489,607	100%	(10%)

Net Sales of Enterprise Server and Networking Products (included in the above Product Mix):

	$164,140	37%	$164,922	34%	-

Stock Performance Indicators:
Actual shares outstanding	26,829		26,892
Total book value per share	$8.94		$8.34
Tangible book value per share	$6.79		$6.10
Closing price	$5.12		$11.35
Market capitalization	$137,364		$305,224
Trailing price/earnings ratio (3)	9		13

(1) Annualized
(2) Does not reflect cancellations or returns
(3) Earnings is based on the last four quarters

SELECTED SEGMENT INFORMATION
For the Three Months Ended December 31,	2008		2007
	Net	Gross	Net	Gross
(Dollars in thousands)	Sales	Margin (%)	Sales	Margin (%)

PC Connection Sales Corporation (SMB)	$225,069	13.6%	$263,785	12.6%
MoreDirect (Large Account)	113,422	10.4	140,826	11.0
GovConnection (Public Sector)	100,622	9.5	84,996	10.3
Total	$439,113	11.8%	$489,607	11.7%

CONSOLIDATED INCOME STATEMENTS
Three Months Ended December 31,	2008		2007
(amounts in thousands, except per share data)	Amount	% of Net Sales	Amount	% of Net Sales

Net sales	$439,113	100.0%	$489,607	100.0%
Cost of sales	387,176	88.2	432,122	88.3
Gross Profit	51,937	11.8	57,485	11.7

Selling, general and administrative expenses	46,291	10.5	46,870	9.5
Special charges	1,172	0.3	541	0.1
Income From Operations	4,474	1.0	10,074	2.1

Interest expense	(133)	-	(264)	-
Other, net	201	-	111	-
Income tax provision	(2,598)	(0.6)	(3,749)	(0.8)
Net Income	$1,944	0.4%	$6,172	1.3%

Weighted average common shares outstanding:
Basic	26,808		26,844
Diluted	26,855		27,052
Earnings per common share:
Basic	$0.07		$0.23
Diluted	$0.07		$0.23

CONSOLIDATED INCOME STATEMENTS
Years Ended December 31,	2008		2007
(amounts in thousands, except per share data)	Amount	% of Net Sales	Amount	% of Net Sales

Net sales	$1,753,680	100.0%	$1,785,379	100.0%
Cost of sales	1,538,836	87.7	1,566,409	87.7
Gross Profit	214,844	12.3	218,970	12.3

Selling, general and administrative expenses	186,729	10.6	181,640	10.2
Special charges	2,603	0.2	541	-
Income From Operations	25,512	1.5	36,789	2.1

Interest expense	(681)	-	(932)	-
Other, net	811	-	764	-
Income tax provision	(10,623)	(0.6)	(13,626)	(0.8)
Net Income	$15,019	0.9%	$22,995	1.3%

Weighted average common shares outstanding:
Basic	26,828		26,785
Diluted	26,896		27,024
Earnings per common share:
Basic	$0.56		$0.86
Diluted	$0.56		$0.85

A RECONCILIATION BETWEEN PRELIMINARY GAAP AND PRO FORMA NET INCOME
This information is being provided so as to allow for a comparison of our operating results without special charges.

December 31,	Three Months Ended		Years Ended
(Amounts in thousands)	2008	2007	2008	2007

GAAP net income	$1,944	$6,172	$15,019	$22,995
Special charges (after tax):
Goodwill impairment	729	-	729	-
Management restructuring	-	336	906	336
Total special charges (after tax)	729	336	1,635	336

Pro forma net income	$2,673	$6,508	$16,654	$23,331

CONSOLIDATED BALANCE SHEETS	December 31,	December 31,
(amounts in thousands)	2008	2007

ASSETS
Current Assets:
Cash and cash equivalents	$47,003	$13,741
Accounts receivable, net	185,885	202,216
Inventories–merchandise	60,813	76,090
Deferred income taxes	2,807	2,858
Income taxes receivable	1,448	345
Prepaid expenses and other current assets	3,626	4,322
Total current assets	301,582	299,572
Property and equipment, net	24,483	20,831
Goodwill	55,695	56,867
Other intangibles, net	2,220	3,291
Other assets	385	318
Total Assets	$384,365	$380,879

LIABILITIES AND STOCKHOLDERS’ EQUITY

Current Liabilities:
Current maturities of capital lease obligation to affiliate	$699	$527
Accounts payable	101,783	111,140
Accrued expenses and other liabilities	19,993	20,557
Accrued payroll	6,337	10,816
Total current liabilities	128,812	143,040
Capital lease obligation to affiliate, less current maturities	3,610	4,309
Deferred income taxes	7,727	5,436
Other liabilities	4,238	3,784
Total Liabilities	144,387	156,569
Stockholders’ Equity:
Common stock	273	273
Additional paid-in capital	95,998	94,132
Retained earnings	146,989	131,970
Treasury stock at cost	(3,282)	(2,065)
Total Stockholders’ Equity	239,978	224,310
Total Liabilities and Stockholders’ Equity	$384,365	$380,879

CONSOLIDATED STATEMENT OF CHANGES IN STOCKHOLDERS’ EQUITY
Year ended December 31, 2008 (amounts in thousands)
	Common Stock		Additional	Retained	Treasury Shares
	Shares	Amount	Paid-In Capital	Earnings	Shares	Amount	Total

Balance – January 1, 2008	27,252	$273	$94,132	$131,970	(327)	($2,065)	$224,310

Stock compensation expense	-	-	1,823	-	-	-	1,823

Issuance of common stock under stock incentive plans, including income tax benefits	33	-	106	-	-	-	106

Issuance of common stock under Employee Stock Purchase Plan	41	-	257	-	-	-	257

Repurchase of common stock for Treasury	-	-	-	-	(211)	(1,537)	(1,537)

Nonvested stock awards	-	-	(320)	-	46	320	-

Net income	-	-	-	15,019	-	-	15,019

Balance – December 31, 2008	27,326	$273	$95,998	$146,989	(492)	($3,282)	$239,978

CONSOLIDATED STATEMENTS OF CASH FLOWS
Years Ended December 31, (amounts in thousands)	2008	2007

Cash Flows from Operating Activities:

Net income	$15,019	$22,995
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	6,965	6,781
Provision for doubtful accounts	2,277	1,587
Deferred income taxes	2,342	670
Stock compensation expense	1,823	579
Goodwill impairment	1,172	-
Loss on disposal of fixed assets	614	68
Income tax (deficiency) benefit related to employee equity awards	(98)	974
Excess tax benefit from exercise of stock options	(3)	(447)

Changes in assets and liabilities:
Accounts receivable	14,054	(33,581)
Inventories	15,277	(6,683)
Prepaid expenses and other current assets	(407)	(158)
Other non-current assets	(67)	37
Accounts payable	(9,191)	163
Accrued expenses and other liabilities	(4,623)	7,448
Net cash provided by operating activities	45,154	433

Cash Flows from Investing Activities:

Purchases of property and equipment	(10,370)	(7,066)
Proceeds from sale of property and equipment	44	-
Net cash used for investing activities	(10,326)	(7,066)

Cash Flows from Financing Activities:

Proceeds from short-term borrowings	37,343	53,280
Repayment of short-term borrowings	(37,343)	(53,280)
Repayment of capital lease obligation	(527)	(859)
Purchase of treasury shares	(1,537)	-
Exercise of stock options	204	2,910
Issuance of stock under Employee Stock Purchase Plan	257	294
Net share settlement obligation	34	-
Excess tax benefit from exercise of stock options	3	447
Net cash (used for) provided by financing activities	(1,566)	2,792
Increase (decrease) in cash and cash equivalents	33,262	(3,841)
Cash and cash equivalents, beginning of period	13,741	17,582
Cash and cash equivalents, end of period	$47,003	$13,741

Noncash Financing Activity
Issuance of nonvested stock from Treasury	$320	158

pccc-g

CONTACT:
PC Connection, Inc.
Stephen Baldridge, 603-683-2322
Sr. Vice President of Finance & Corporate Controller